Exhibit 23.4

RAJ GUPTA & CO.	Admin off: 271, Maya Nagar,
Chartered Accountants	Near Gurudwara, Civil Lines
Head Off: 1839 Sector 22-B	Ludhiana - 141001
Chandigarh - 160022	Delhi off: F-6, Shopping Centre -1
Phone (0161)2430089, 9815643637	Mansarovar Garden,
E-mail: carajguptaco@gmail.com	New Delhi – 110015
www.carajguptaco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Fintech Ecosystem Development Corporation of our report dated August 31, 2023, with respect to our limited review audit of the Mobitech International LLC consolidated financial statements as of and for year period ended June 30, 2023 that appears in the Prospectus as part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

Delhi, India

Date — September 13, 2023